Exhibit 10.3
SEPARATION AGREEMENT AND GENERAL RELEASE

This SEPARATION AGREEMENT AND GENERAL RELEASE (hereinafter the "Agreement") is entered into on the date first set forth below by and between James A. Eberle (hereinafter referred to as "Employee") and GSE Systems, Inc. (hereinafter referred to as the "Company") (collectively referred to as the "Parties").

BACKGROUND

WHEREAS, Employee and the Company entered into an Employment Agreement dated as of January 1, 2015 (the "Employment Agreement");

WHEREAS, the Employee's employment will terminate as of July 31, 2015;

WHEREAS, the Employment Agreement provides that certain benefits shall be paid by the Company to Employee contingent upon Employee's execution of a termination agreement, including, but not limited to, a general release of claims;

NOW THEREFORE, in consideration of the retention benefits, and for other good and valuable consideration provided by the Company, Employee and the Company agree as follows:

SECTION ONE
DEFINITIONS

For purposes of this Agreement, the term "Releasees" shall mean the Company, and its subsidiaries and affiliates, and all of the foregoing's respective directors, officers, shareholders, employees, representatives, agents, attorneys, insurers, successors and assigns.  The term "Releasors" means the Employee and his respective heirs, executors, administrators and assigns.

SECTION TWO
CONSIDERATION FOR THE AGREEMENT

(a)
Separation Payment.  In consideration of the releases herein given by Releasors and the warranties and representations of Employee, subject to the terms and conditions set forth below, the Company agrees to provide Employee an amount constituting twelve (12) months of his annual base salary as in effect at the time of his termination, less all applicable taxes and withholdings (the "Separation Payment").  The total sum encompassing the Separation Payment shall be paid to Employee at such intervals as salaries are paid generally to other executive officers of the Company and shall commence as soon as is practicable after Employee has signed, and does not timely revoke as set forth in Section Eleven of this Separation Agreement.  In addition, for a one-year period commencing as soon as is practicable after Employee has signed, and does not timely revoke this Separation Agreement, the Employee may continue participating in the Company's 401(k) plan and will be entitled to receive the Company match.

(b)	Transition Payment. On December 15, 2015, in consideration of Employee's help in effectuating a smooth transition, the Company shall pay the Employee a lump sum payment in the amount of $25,000.

(c)
Options.  All options to purchase the Company's common stock granted to Employee under the Company's 1995 Long Term Incentive Compensation Plan shall immediately become fully vested and shall terminate on such date as they would have terminated if Employee's employment by the Company had not terminated.

(d)
Expenses.  The Company shall reimburse Employee for all reasonable business expenses incurred by him prior to July 31, 2015, in connection with his employment  in accordance with the written policy and guidelines established by the Company for executive officers.

SECTION THREE
NO OTHER BENEFITS

Employee understands and agrees that he is not entitled to the benefits set forth in Section Two, above, unless he executes and does not revoke this Agreement.  Employee shall have no right to receive any further payment or benefit arising from his employment relationship with the Company except those required by law and any convertible insurance programs as described in a policy of insurance.

SECTION FOUR
ADEQUATE CONSIDERATION

Employee agrees that (i) the consideration and payments made to him by the Company pursuant to this Agreement represent the sole and exclusive payments and undertakings to be provided to him; (ii) said payments include any and all outstanding and accrued compensation, wages, and benefits that may be due and owing Employee; (iii) that the Company has no further obligation to provide Employee with any compensation of any sort, or any non-monetary or monetary benefits in addition to that which is set forth in Section Two, above; and (iv) the aforementioned payments would not otherwise be due and payable to Employee under the Employment Agreement but for the execution of, and failure to revoke, this Agreement by Employee, and constitutes good and sufficient consideration for this Agreement.

SECTION FIVE
RELEASES

For and in consideration of Company's promise to cause the payment and benefits to be made as set forth in Section Two, above, Releasors do hereby RELEASE AND FOREVER DISCHARGE the Releasees of and from any and all manner of actions and causes of action, suits, debts, liabilities, losses, damages, claims and demands whatsoever (which are otherwise subject to waiver) that they or any of them had, has or may have against any of the Releasees, whether sounding in contract, any form of tort or otherwise; whether at law or in equity; whether known or unknown; from prior to the commencement of Employee's employment with any of the Releasees to the date of this Agreement.  The releases herein include, but are not limited to, any waivable claims that were asserted or could have been asserted up to the date of this Agreement and/or that could be asserted in the future under any federal, state or local laws, regulations, orders or ordinances including but not limited to:

•  Title VII of the Civil Rights Act of 1964, as amended;
•  Employee Order 11246;
•  the Rehabilitation Act of 1973;
•  the Americans with Disabilities Act of 1990 as amended (ADAAA);
•	the Employee Retirement Income Security Act (ERISA) (except as to claims for vested benefits);
•  the Family Medical Leave Act;
•  the Pennsylvania Human Relations Act;
•         the Annotated Code of Maryland;
•         the Howard County, Maryland Code;
•  any state or local laws similar to the above;
•  any unjust or wrongful termination theory;
•  any claim for breach of contract, fraud or material misrepresentation;
•  any negligent retention, hiring, or supervision theory;
•  any right or claim based on an alleged privacy violation;
•  any claims for defamation or slander; or

other employment tort or common law claims now or hereafter recognized and any derivative claim any of the Releasors may have arising thereunder, and all claims for counsel fees and costs.  Releasors specifically acknowledge that they are releasing all Releasees from any claims for attorneys' fees and costs.

SECTION SIX
WARRANTIES AND COVENANTS OF EMPLOYEE

Employee warrants and covenants that he has not filed a lawsuit or otherwise initiated adversarial proceedings against the Company or any of the Releasees based upon, or related in any way to, any act, omission or event occurring prior to Employee's execution of this Agreement.  Employee further warrants that he will not assert any claim for recall or reemployment with the Company and will not in the future seek employment in any capacity with Company.

Employee agrees that he will not disparage the name, business reputation or business practices of the Company or any Releasee.  The Company agrees to provide a neutral reference if contacted for a job reference, including name, dates of employment, and position held as well as final rate of pay.

SECTION SEVEN
DISCLOSURE

Employee acknowledges and warrants that he is not aware of, or that he has fully disclosed to the Company, any matters for which Employee was responsible, or which came to Employee's attention as an employee of the Company, that might give rise to, evidence, or support any claim of illegal conduct, regulatory violation, unlawful discrimination, or other cause of action against the Company.

SECTION EIGHT
SURVIVAL OF PROVISIONS OF THE CONFIDENTIALITY, NON-COMPETITION  AND NON-SOLICITATION AGREEMENT

Employee acknowledges and agrees that the Employment Agreement contains provisions related to (i) Non-Competition, (ii) Non-Solicitation of Employees, (iii) Non-Solicitation of Customers, (iv) Non-Disparagement and (v) Confidentiality (collectively referred to as the "Employee Covenants").  Employee understands and agrees that the provisions of the Employee Covenants, and the remedies for breach of those provisions, survive the cessation of his employment with the Company and remain in full force and effect for the duration set forth in the Employment Agreement.  Employee further acknowledges that his compliance with the provisions of the Employee Covenants is a term and condition of Employee's entitlement to benefits under this Agreement.

SECTION NINE
RETURN OF COMPANY PROPERTY

Employee certifies that, if he has not done so already, he will return all Company property in his possession, custody and control to the Company, including, but not limited to any confidential information without retaining any copies, either in tangible or intangible form.  This certification includes the fact that he will purge all files and information from his home computer or laptop and return all photocopies of materials which relate to the Releasees or their business.  Notwithstanding anything to the contrary contained herein, the Employee may retain his Company laptop.

SECTION TEN

[not used]

SECTION ELEVEN
RELEASE UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT (ADEA)

Employee understands and agrees that, in full compliance with the Older Workers Benefit Protection Act (OWBPA) of 1990:

A.Employee enters into this Agreement freely and knowingly, and after due consideration, intending to waive, settle and release all waivable claims that Employee has or may have against the Company up to the date of the execution of this Agreement, including claims under the Age Discrimination in Employment Act;

B.Employee has been advised to consult an attorney before signing this Agreement;

C.Employee has been provided with the opportunity to consider this Agreement for twenty-one (21) days.  Material and immaterial changes to this Agreement will not temporarily stop the twenty-one (21) day period for Employee to consider this Agreement.  If Employee agrees to enter into this Agreement, he must sign and return the Agreement to Lawrence M. Gordon, Senior Vice President and General Counsel, prior to the 21st day;

D.Employee understands that he has seven (7) days after he signs the Agreement to revoke the Agreement by delivering a written notice of revocation to Lawrence M. Gordon, Senior Vice President and General Counsel, by 5:00 p.m. Eastern Standard Time on the seventh day.  In the event Employee revokes this Agreement, the Company shall have no obligation to Employee under the Agreement.  After this revocation period has expired, the Agreement will become effective, enforceable and irrevocable.

SECTION TWELVE
ASSISTANCE IN LITIGATION
Employee shall upon reasonable notice, furnish such information and proper assistance to the Company as it may reasonably require in connection with any litigation in which it is, or may become, a party after Employee's employment with the Company.

SECTION THIRTEEN
SEVERABILITY

The covenants in this Agreement are severable.  If any part or term of this Agreement is later held to be illegal, unenforceable or ineffective, the validity of the remaining provisions shall not be affected and the other obligations will be enforced as if the Agreement did not contain the part or term held to be invalid.  With the exception of a challenge to the validity of the release of his ADEA claims, if Employee challenges the validity of, or attacks this Agreement in any court of competent jurisdiction, Employee unequivocally agrees to first return to the Company any and all monies or other consideration received by Employee under the terms of this Agreement.

SECTION FOURTEEN
ENTIRE AGREEMENT

This Agreement, including those provisions of the Employment Agreement set forth in Section Eight herein, expresses the entire Agreement between Employee and the Company regarding Employee's employment and separation from employment.  This Agreement may not be amended or terminated except by a written agreement signed by both Employee and the Company.  No representations made prior to or contemporaneously with this Agreement shall have any binding effect.

SECTION FIFTEEN
WAIVER

No waiver of any provision of this Agreement shall constitute a waiver of any other provisions of this Agreement.

SECTION SIXTEEN
FUTURE BENEFITS

 The promises of Employee under this Agreement shall inure to the benefit of the Releasees and all other present or future subsidiaries and affiliates of the Releasees.  All such entities shall be considered third party beneficiaries and may enforce any provision of this Agreement.
SECTION SEVENTEEN
SUCCESSORS AND ASSIGNS

This Agreement shall be binding upon the parties to this Agreement and their respective heirs, administrators, executors, successors and assigns.  The Company has the right to assign this Agreement.  Employee does not have the right to assign this Agreement.

SECTION EIGHTEEN
GOVERNING LAW AND JURISDICTION

The validity, legality, and construction of this Agreement or of any of its provisions shall be governed exclusively by the laws of the State of Maryland.  In the event a dispute or claim should arise regarding this Agreement, jurisdiction and venue of any such action shall be in Howard County, Maryland.  In the event that the Parties to this Agreement have diverse citizenship and/or the dispute at issue involves a federal question of law, then jurisdiction and venue may alternatively be in the United States District Court for the District of Maryland.  Each of the parties expressly consents to the jurisdiction and venue set forth in this Section Seventeen.

SECTION NINETEEN
NO ADMISSION OF LIABILITY

Employee acknowledges that the Company admits no liability or wrongdoing in requesting or accepting this Release.

SECTION TWENTY
COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument.  This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties hereto.

IN WITNESS WHEREOF, intending to be legally bound, Employee and the Company executed the foregoing Separation Agreement and General Release as of the date first written below.

	James A. Eberle	July 29, 2015
	/s/ James A. Eberle	Date
GSE Systems, Inc.
By:	/s/ Lawrence M. Gordon	July 29, 2015
	Lawrence M. Gordon	Date
Senior Vice President and General Counsel